EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2007	2006
Revenues:
Product sales	$2,329	$1,644
Royalties	419	286
Contract revenue	95	56
Total operating revenues	2,843	1,986

Costs and expenses:
Cost of sales (includes employee stock-based compensation expense: three months-2007-$16; 2006-$0)	392	262
Research and development (includes employee stock-based compensation expense: three months-2007-$38; 2006-$33)	610	374
Marketing, general and administrative (includes employee stock-based compensation expense: three months-2007-$46; 2006-$41)	491	441
Collaboration profit sharing	252	226
Recurring charges related to redemption	26	26
Special items: litigation-related	13	13
Total costs and expenses	1,784	1,342

Operating income	1,059	644

Other income (expense):
Interest and other income, net(1)	74	53
Interest expense	(18)	(19)
Total other income, net	56	34

Income before taxes	1,115	678
Income tax provision	409	257
Net income	$706	$421

Earnings per share:
Basic	$0.67	$0.40
Diluted	$0.66	$0.39

Weighted average shares used to compute earnings per share:
Basic	1,053	1,054
Diluted	1,071	1,075
________________________
(1)
"Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	March 31, 2007	December 31, 2006
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$2,903	$2,493
Accounts receivable - product sales, net	1,077	965
Accounts receivable - royalties, net	481	453
Accounts receivable - other, net	134	248
Inventories	1,297	1,178
Long-term marketable debt and equity securities	1,889	1,832
Property, plant and equipment, net	4,353	4,173
Goodwill	1,315	1,315
Other intangible assets	449	476
Other long-term assets	1,397	1,342
Total assets	15,688	14,842
Total current liabilities(1)	2,078	2,010
Long-term debt(2)	2,267	2,204
Total liabilities	5,540	5,364
Total stockholders’ equity	10,148	9,478

	Three Months
	Ended March 31,
	2007	2006
Selected consolidated cash flow data:
Capital expenditures(2)	$209	$253

Total depreciation and amortization expense	106	96
________________________
(1)	Certain reclassifications have been made at December 31, 2006 to conform to the March 31, 2007 presentation.
(2)
Capital expenditures exclude approximately $57 million at March 31, 2007 and $27 million at March 31, 2006 in capitalized costs related to our accounting for construction projects of which we are considered to be the owner during the construction period. We have recognized related amounts as a construction financing obligation in long-term debt. The balances in long-term debt related to the construction financing obligation are $276 million at March 31, 2007 and $216 million at December 31, 2006.